Resolutions Adopted by the Board of Directors

of the Artisan Funds, Inc. on May 14, 2009

WHEREAS, the officers of Artisan Funds, Inc. (“Artisan Funds”) have taken action to cause Artisan Funds to be insured against loss arising from larceny or embezzlement under a registered management investment company bond issued by Great American Insurance Company, Bond No. FS-263-84-52-08 (the “Bond”), which insures Artisan Partners Limited Partnership, Artisan Distributors LLC and certain other affiliates of Artisan Partners (collectively referred to as the “Artisan Entities”) jointly with Artisan Funds in the amount of $7,500,000 per occurrence;

WHEREAS, the board of directors has considered the adequacy of the Bond with due consideration to (i) the amount and type of coverage to be provided by the Bond, (ii) the aggregate value of the assets of Artisan Funds to which any person covered by the Bond may have access, (iii) the types and terms of the arrangements made by Artisan Funds for the custody and safekeeping of its assets, (iv) the nature and method of conducting Artisan Funds’ operations, (v) the nature of the securities in Artisan Funds’ portfolios and (vi) the accounting procedures and controls of Artisan Funds; and

WHEREAS, the board of directors has considered the allocation of premium on the Bond to Artisan Funds pursuant to the Fourth Amended and Restated Fidelity Bond Allocation Agreement dated as of May 14, 2009 among Artisan Funds and the Artisan Entities (the “Agreement”), including the number of other insureds, the nature of the business activities of the other insureds, the amount of the Bond, the amount of the premium for the Bond, the proposed allocation of the premium, and the extent to which the share of the premium allocated to Artisan Funds is less than the premium Artisan Funds would be required to pay to carry a single-insured bond in the same amount;

RESOLVED, that $7,500,000 per occurrence, with primary coverage allocated to Artisan Funds of $2,500,000, is determined to be a reasonable amount of fidelity bond coverage to be maintained by Artisan Funds in accordance with Section 17(g) of, and Rule 17g-1 under, the Investment Company Act of 1940;

RESOLVED FURTHER, that the form of registered management investment company bond of Great American Insurance Company, Bond No.FS-263-84-52-08, under which Artisan Funds is insured for the period from 12:01 a.m. March 27, 2009 through 12:01 a.m. March 27, 2010 is ratified and approved;

RESOLVED FURTHER, that the allocations of the premium for and proceeds of recovery under the Bond in the Agreement as presented to this meeting and described in the Agreement are equitable to Artisan Funds; and

RESOLVED FURTHER, that an appropriate officer of Artisan Funds, or his or her designee, is designated as the person to make the filings and to give the notices required by Rule 17g-1(g) under the Investment Company Act of 1940.

Resolutions Adopted by the Board of Directors

of the Artisan Funds, Inc. on May 11, 2010

WHEREAS, the officers of Artisan Funds, Inc. (“Artisan Funds”) have taken action to cause Artisan Funds to be insured against loss arising from larceny or embezzlement under a registered management investment company bond issued by Great American Insurance Company, Bond No. FS-263-84-52 (the “Bond”), which insures Artisan Partners Limited Partnership, Artisan Partners UK LLP, Artisan Distributors LLC and certain other affiliates of Artisan Partners (collectively referred to as the “Artisan Entities”) jointly with Artisan Funds in the amount of $7,500,000 per occurrence;

WHEREAS, the board of directors has considered the adequacy of the Bond with due consideration to (i) the amount and type of coverage to be provided by the Bond, (ii) the aggregate value of the assets of Artisan Funds to which any person covered by the Bond may have access, (iii) the types and terms of the arrangements made by Artisan Funds for the custody and safekeeping of its assets, (iv) the nature and method of conducting Artisan Funds’ operations, (v) the nature of the securities in Artisan Funds’ portfolios and (vi) the accounting procedures and controls of Artisan Funds; and

WHEREAS, the board of directors has considered the allocation of premium on the Bond to Artisan Funds pursuant to the Fifth Amended and Restated Fidelity Bond Allocation Agreement dated as of May 11, 2010 among Artisan Funds and the Artisan Entities (the “Agreement”), including the number of other insureds, the nature of the business activities of the other insureds, the amount of the Bond, the amount of the premium for the Bond, the proposed allocation of the premium, and the extent to which the share of the premium allocated to Artisan Funds is less than the premium Artisan Funds would be required to pay to carry a single-insured bond in the same amount;

RESOLVED, that $7,500,000 per occurrence, with primary coverage allocated to Artisan Funds of $2,500,000, is determined to be a reasonable amount of fidelity bond coverage to be maintained by Artisan Funds in accordance with Section 17(g) of, and Rule 17g-1 under, the Investment Company Act of 1940;

RESOLVED FURTHER, that the form of registered management investment company bond of Great American Insurance Company, Bond No.FS-263-84-52, under which Artisan Funds is insured for the period from 12:01 a.m. March 27, 2010 through 12:01 a.m. March 27, 2011 is ratified and approved;

RESOLVED FURTHER, that the allocations of the premium for and proceeds of recovery under the Bond in the Agreement as presented to this meeting and described in the Agreement are equitable to Artisan Funds;

RESOLVED FURTHER, that the Agreement is approved in the form presented at this meeting, and the officers of Artisan Funds are authorized to execute and deliver the Agreement on behalf of Artisan Funds; and

RESOLVED FURTHER, that an appropriate officer of Artisan Funds, or his or her designee, is designated as the person to make the filings and to give the notices required by Rule 17g-1(g) under the Investment Company Act of 1940.